KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Second Quarter Results;

Company Celebrates Integrated Interior Capability at NeoCon Tradeshow

EAST GREENVILLE, PA, July 19, 2012 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2012. Net sales were $221.0 million for the quarter, a decrease of 7.4% from the second quarter 2011. Operating profit was $20.8 million, or 9.4% of net sales, a decrease of 10.7% from the second quarter 2011. Net income was $13.1 million during the second quarter of 2012 compared to $13.0 million during the second quarter 2011. Diluted earnings per share for the second quarter of 2012 and 2011 was $0.28.

"The second quarter played out very much as we had expected," commented Andrew Cogan, CEO. "While sales grew sequentially, lowered levels of government shipments combined with significantly reduced purchases by a single financial services client drove our year-over-year top line decline. Outside of these two areas, commercial sales grew mid-single digits as compared to the prior year quarter. In spite of these declines, we were pleased to deliver strong year-over-year and sequential improvement in our gross margins."

"At our June NeoCon tradeshow clients saw a powerful demonstration of our ability to bring together all the elements necessary to create a modern workplace that when combined together create and inspire solutions far greater than the sum of our different segments. From novel approaches to managing power, to the use of materials and color in a fresh way, we were very pleased with the response to our space and the impact that our recent acquisitions are having on our overall business. Our Studio and Coverings segments not only differentiate Knoll and have strong stand alone prospects, but they enrich our workplace capabilities."

Second Quarter Results

Second quarter 2012 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/12	6/30/11	Change

Net Sales	$221.0	$238.7	(7.4)%
Gross Profit	74.4	76.5	(2.7)%
Operating Expenses	53.6	52.9	1.3%
Operating Profit	20.8	23.3	(10.7)%
Net Income	13.1	13.0	0.8%
Earnings Per Share	.28	.28	-%

Net sales for the quarter were $221.0 million, a decrease of $17.7 million, or 7.4%, over the second quarter of 2011. Net sales for the Office segment were $153.9 million during the second quarter of 2012, a decrease of $17.6 million, or 10.3% when compared with the second quarter of 2011. Lower government shipments and purchases by a single financial services client impacted the Office segment during the second quarter of 2012. Net sales for the Studio segment were $39.2 million, a decrease of $0.5 million, or 1.3%, when compared with the second quarter of 2011. Net sales for the Coverings segment were $27.9 million, an increase of $0.4 million, or 1.5%, when compared with the second quarter of 2011.

Gross profit for the second quarter of 2012 was $74.4 million, a decrease of $2.1 million, or 2.7%, over the same period in 2011. Gross profit as a percentage of net sales increased 160 basis points to 33.7% in the second quarter of 2012 from 32.1% in the same quarter of 2011; this was our best gross profit percentage in the past 10 quarters. The increase in gross margin from the second quarter of 2011 largely resulted from previously implemented price increases, favorable movements in foreign exchange rates, continuous improvement projects in our factories, and lower transportation costs.

Operating expenses for the quarter were $53.6 million, or 24.3% of net sales, compared to $52.9 million, or 22.2% of net sales, for the second quarter of 2011. The increase in operating expenses during the second quarter of 2012 was in large part due to costs associated with growth initiative programs and technology infrastructure upgrades as well as increased incentive compensation.

We generated operating profit for the second quarter of 2012 of $20.8 million, a decrease of $2.5 million, or 10.7%, when compared to the same period in 2011. Operating profit for the Office segment was $8.7 million in the second quarter of 2012, a decrease of $3.1 million, or 26.3% when compared with the second quarter of 2011. Taking into account the restructuring charges of $0.2 million incurred during the second quarter of 2011 operating profit for the Office segment decreased $2.9 million during the second quarter of 2012 when compared with the prior year. Operating profit for the Studio segment was $6.4 million, an increase of $0.5 million, or 8.5% when compared with the second quarter of 2011. Operating profit for the Coverings segment was $5.7 million, a decrease of $0.2 million, or 3.4% when compared to the second quarter of 2011.

Interest expense decreased $1.8 million when compared with the second quarter 2011. The decrease in interest expense is due to the expiration of two interest rate swap agreements during June of 2011 and our lower outstanding debt when compared with the second quarter of 2011. Other (income) expense for the second quarter of 2012 consisted of income of $1.3 million related to foreign exchange gains. Other (income) expense for the second quarter 2011 consisted of expense of $0.3 million related to foreign exchange losses.

The effective tax rate was 36.1% for the quarter, as compared to 34.1% for the same period last year. The increase in our effective tax rate was due in large part to the mix of pretax income and the varying effective tax rates in the countries in which we operate. Net income for the second quarter 2012 was $13.1 million, or $0.28 diluted earnings per share, as compared to $13.0 million, or $0.28 diluted earnings per share, for the same quarter in 2011.

Cash generated from operations during the second quarter 2012 was $20.0 million, compared to $29.6 million in the same period of 2011. Capital expenditures for the second quarter 2012 totaled $3.4 million compared to $5.2 million for 2011. We repaid $10.0 million of debt during the second quarter of 2012 compared to $12.0 million during the second quarter of 2011. We also paid a quarterly dividend of $4.7 million, or $0.10 per share, in the second quarter of 2012 compared to $4.6 million, or $0.10 per share, in the second quarter of 2011.

"Our balance sheet is strong and together with improving gross margins provides the resources to continue to fund our investments in longer term growth initiatives", commented Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company's results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily Knoll Studio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended June 30,
Net Sales (in millions)	2012	2011

Office	$ 153.9	$ 171.5
Studio	39.2	39.7
Coverings	27.9	27.5

Total Net Sales	$221.0	$ 238.7

	Three Months Ended June 30,
Operating Profit (in millions)	2012	2011

Office	$ 8.7	$ 11.8
Studio	6.4	5.9
Coverings	5.7	5.9

Total	20.8	23.6

Restructuring Charges primarily Office	-	(0.2)
Total Operating Profit	$20.8	$23.3(1)

    Results do not add due to rounding.

Conference Call Information

Knoll will host a conference call on Thursday, July 19, 2012 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 203-2528

International 617 213-8847

Passcode 60616318

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 26, 2012 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 28670451).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$221,018	$238,650	$417,679	$459,509
Cost of sales	146,611	162,157	280,220	314,614

Gross profit	74,407	76,493	137,459	144,895
Selling, general, and administrative expenses	53,604	52,925	101,205	99,941
Restructuring and other charges	-	243	-	714

Operating income	20,803	23,325	36,254	44,240
Interest expense	1,637	3,372	3,143	7,389
Other (income) expense, net	(1,262)	275	937	2,604

Income before income tax expense	20,428	19,678	32,174	34,247
Income tax expense	7,373	6,703	11,862	12,070

Net income	$13,055	$12,975	$20,312	$22,177

Earnings per share:
Basic	$.28	$.28	$.44	$.48
Diluted	$.28	$.28	$.43	$.47
Weighted-average shares outstanding:
Basic	46,620,897	46,245,776	46,558,520	46,203,498
Diluted	47,017,440	46,904,015	47,056,715	46,889,703

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$11,473	$28,263
Customer receivables, net	103,414	126,078
Inventories	96,757	89,244
Prepaid and other current assets	23,415	21,308

Total current assets	235,059	264,893
Property, plant, and equipment, net	120,330	121,792
Intangible assets, net	303,014	297,250
Other noncurrent assets	6,409	4,156

Total Assets	$664,812	$688,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	65,845	83,824
Other current liabilities	76,616	99,304

Total current liabilities	142,461	183,128
Long-term debt	218,000	212,000
Other noncurrent liabilities	128,269	127,540

Total liabilities	488,730	522,668

Stockholders' equity	176,082	165,423

Total Liabilities and Stockholders' Equity	$664,812	$688,091

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)

Net income	$20,312	$22,177

Cash Flows provided by Operating Activities	6,482	12,774

Cash Flows used in Investing Activities	(12,616)	(7,120)

Cash Flows used in Financing Activities	(9,064)	(21,761)

Effect of exchange rate changes on cash and cash equivalents	(1,592)	2,653

(Decrease) increase in cash and cash equivalents	(16,790)	(13,454)

Cash and cash equivalents at beginning of period	28,263	26,935

Cash and cash equivalents at end of period	$11,473	$13,481